Exhibit 99.1

NEWS RELEASE
Visteon Announces Second Quarter 2010 Results and Plan of Reorganization Preliminary Voting Results
Second Quarter Summary
•	Product sales of $1.89 billion, up 27 percent from second quarter 2009

•	Net loss of $201 million, including charges of $197 million for post-petition interest expense and certain post-retirement employee benefits

•	Adjusted EBITDA of $166 million, up $93 million from second quarter 2009

•	Cash generated by operating activities of $133 million, a $93 million year-over-year improvement

•	Free cash flow of $92 million, up $85 million from second quarter 2009

•	Cash balances of nearly $1.2 billion
Preliminary voting results indicate all creditor and shareholder classes have accepted Visteon’s Fourth Amended Joint Plan of Reorganization; preliminary subscription results indicate Visteon’s $950 million rights offering is oversubscribed; settlement reached with objecting shareholder group; Visteon to seek to move forward with confirmation hearing on August 31, 2010
VAN BUREN TOWNSHIP, Mich., Aug. 9, 2010 — Visteon Corporation (OTC: VSTNQ) today announced its second quarter 2010 results, reporting a net loss of $201 million, or $1.55 per share, on product sales of $1.89 billion. The net loss includes a $122 million charge for certain post-petition interest expenses and a net $75 million charge related to changes in benefits under certain U.S. other post-retirement employee benefit (“OPEB”) plans. For the second quarter of 2009, Visteon reported a net loss of $112 million, or 87 cents per share, on product sales of $1.48 billion.
Adjusted EBITDA, as defined below, was $166 million for the second quarter of 2010, an improvement of $93 million compared with the second quarter of 2009.
“The increase in global vehicle production volumes combined with our on-going actions to improve our operations and our cost structure continues to drive year-over-year financial improvement,” said Donald J. Stebbins, chairman and chief executive officer. “While we don’t expect global vehicle production in the second-half of this year to approach first-half levels, our lean and globally balanced engineering and manufacturing footprint provides a competitive advantage in growing with our customers around the world.”
Approximately 30 percent of Visteon’s second-quarter product sales were to Hyundai-Kia and 27 percent to Ford Motor Co., with PSA Peugeot-Citroën and Renault-Nissan accounting for about 7 and 6 percent, respectively. On a regional basis, Asia accounted for 39 percent of total product sales — up from 35 percent a year earlier — with Europe representing 36 percent, North America 18 percent and South America 7 percent.

Plan of Reorganization Update and Preliminary Voting Results; Initial Subscription Results
After obtaining the bankruptcy court’s approval of its fourth amended disclosure statement on June 28, 2010, the company commenced the process of soliciting votes on its fourth amended joint plan of reorganization (“Plan”) from eligible stakeholders. The voting deadline has now passed and preliminary voting results indicate that the Plan is fully consensual on a class basis as all creditor and equity classes have voted to accept the Plan.
Additionally, the company, the investors under the equity commitment agreement, and the Ad Hoc Equity Committee (“AHEC”) reached an agreement under which the AHEC would support and vote in favor of the Plan, without any modifications to the Plan, and withdraw its legal challenges to the Plan and supporting agreements in exchange for the right to participate in the direct purchase commitment under the equity commitment agreement for 144,456 shares and the payment on the date of Visteon’s exit from bankruptcy of up to $4.25 million of certain costs and expenses of the members of the AHEC and their respective advisors.
Also, the subscription deadline for Visteon’s $950 million rights offering to eligible holders of its unsecured senior notes has now passed and preliminary results indicate that the rights offering has been oversubscribed.
The bankruptcy court previously reserved Aug. 31, 2010, to commence a hearing to confirm the Plan to the extent that each class of claims and interests has voted to accept the Plan pursuant to section 1126 of the Bankruptcy Code. Based on the preliminary voting results, Visteon will seek to go forward with the confirmation hearing on that date. Donald J. Stebbins, chairman and chief executive officer commented on the results stating, “We are extremely pleased to have our plan supported by all classes. This marks an important milestone in Visteon’s successful emergence from our Chapter 11 process.”
Second Quarter 2010 Results
For the second quarter of 2010, total sales were approximately $1.95 billion, including product sales of $1.89 billion and services revenue of $56 million. Product sales increased by $407 million, or 27 percent, year-over-year as higher production and new business wins, net of plant divestitures and closures, increased sales by about $327 million. Foreign currency further increased sales by about $64 million. The company experienced higher sales in each of the major regions in which it operates, reflecting increased production volumes by all customers as vehicle sales rebounded in response to stronger global economic conditions.
Gross margin for the second quarter was $104 million, compared with $80 million a year earlier. This increase reflected the impact of higher customer production levels and net cost performance partially offset by foreign currency. Second quarter gross margin was also unfavorably impacted by a net $75 million charge related to changes in benefits under certain U.S. OPEB plans.
Selling, general and administrative expense for the second quarter totaled $88 million, a decrease of $9 million compared with the same period a year earlier, reflecting continued focus on cost competitiveness.
As previously announced, on July 28, 2010, the company entered into an agreement with a steering committee of the company’s secured term loan lenders and the agent for the company’s term loan facility, whereby the steering committee and the agent affirmed their support of the Plan and the company acknowledged that the Plan will provide term lenders with post-petition interest at the default rate as set forth in the term loan credit agreement. The term lender class has voted to accept the Plan. As a result of this agreement, the company recognized $122 million of post-petition interest expense in the second quarter.
For the second quarter, the company reported a net loss of $201 million, or $1.55 per share. This compares with a net loss of $112 million, or 87 cents per share, in the same period a year ago. During the second quarter, Visteon won approximately $284 million of future business, with more than half generated in Asia.

First Half 2010
For the first half of 2010, total sales of $3.85 billion were higher by $928 million, or 32 percent, compared with the same period a year earlier. For the first half of 2010, Visteon reported net income of $32 million, or 25 cents per share, compared with a net loss of $110 million, or 85 cents per share, during the first half of 2009. Adjusted EBITDA for the first half of 2010 was $327 million, compared with $95 million reported in the first half of 2009.
Cash Flow and Liquidity
For the second quarter of 2010, Visteon generated $133 million in cash from operating activities, compared with $40 million for the second quarter of 2009. The improvement was largely attributable to higher net income, lower trade working capital outflow and the impact of the automatic stay on interest payments arising from Visteon’s Chapter 11 filing. Capital expenditures in the second quarter were $41 million, compared with $33 million in the same period a year earlier. Free cash flow, as defined below, was $92 million in the second quarter, compared with $7 million in the second quarter of 2009.
As of June 30, 2010, Visteon had global cash balances, including restricted cash, of nearly $1.2 billion.
Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 25 countries and employs approximately 28,500 people.
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to,
•	the potential adverse impact of the Chapter 11 proceedings on our business, financial condition or results of operations, including our ability to maintain contracts and other customer and vendor relationships that are critical to our business and the actions and decisions of our creditors and other third parties with interests in our Chapter 11 proceedings;

•	our ability to maintain adequate liquidity to fund our operations during the Chapter 11 proceedings and to fund a plan of reorganization and thereafter, including obtaining sufficient “exit” financing; maintaining normal terms with our vendors and service providers during the Chapter 11 proceedings and complying with the covenants and other terms of our financing agreements;

•	our ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted from time to time and to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by one or more such plans of reorganization or upon which consummation of such plans may be conditioned;

•	conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s and Hyundai-Kia’s vehicle production volumes, (ii) the financial condition of our customers or suppliers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers or work stoppages at our customers or suppliers, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages;
•	new business wins and re-wins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle productions levels, customer price reductions and currency exchange rates;

•	general economic conditions, including changes in interest rates and fuel prices; the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations;

•	increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and

•	those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2009).
The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities. No assurance can be given as to what values, if any, will be ascribed in the Chapter 11 proceedings to each of these constituencies. A plan of reorganization could result in holders of our liabilities and/or securities receiving no value for their interests. Because of such possibilities, the value of these liabilities and/or securities is highly speculative. Accordingly, we urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.
Use of Non-GAAP Financial Information
This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release.
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Visteon news releases, photographs and product specification details are available at www.visteon.com
Contacts:
Media:
Jim Fisher
734-710-5557
jfishe89@visteon.com
Investors:
Michael Lewis
734-710-5800
investor@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Net sales
Products	$1,889	$1,482	$3,735	$2,777
Services	56	87	114	144

	1,945	1,569	3,849	2,921

Cost of sales
Products	1,785	1,403	3,214	2,654
Services	56	86	113	142

	1,841	1,489	3,327	2,796

Gross margin	104	80	522	125

Selling, general and administrative expenses	88	97	201	205
Reorganization items, net	39	7	69	7
Restructuring expenses	9	18	17	45
Reimbursement from Escrow Account	—	—	—	62
Deconsolidation gain	—	—	—	95
Asset impairment and loss on divestitures	4	—	25	—

Operating (loss) income	(36)	(42)	210	25

Interest expense, net	126	45	129	96
Equity in net income of non-consolidated affiliates	35	19	65	26

(Loss) income before income taxes	(127)	(68)	146	(45)

Provision for income taxes	50	31	75	45

Net (loss) income	(177)	(99)	71	(90)

Net income attributable to noncontrolling interests	24	13	39	20

Net (loss) income attributable to Visteon	$(201)	$(112)	$32	$(110)

Per share data:

Net (loss) earnings per share attributable to Visteon	$(1.55)	$(0.87)	$0.25	$(0.85)

Average shares outstanding (millions)
Basic	129.4	129.4	130.3	129.4
Diluted	129.4	129.4	130.3	129.4

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	(Unaudited)
	June 30	December 31
	2010	2009
ASSETS

Cash and equivalents	$979	$962
Restricted cash	181	133
Accounts receivable, net	1,032	1,055
Inventories, net	351	319
Other current assets	285	236

Total current assets	2,828	2,705

Property and equipment, net	1,721	1,936
Equity in net assets of non-consolidated affiliates	357	294
Other non-current assets	68	84

Total assets	$4,974	$5,019

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Short-term debt, including current portion of long-term debt	$207	$225
Accounts payable	997	977
Accrued employee liabilities	189	161
Other current liabilities	327	302

Total current liabilities	1,720	1,665

Long-term debt	11	6
Employee benefits	509	568
Deferred income taxes	173	159
Other non-current liabilities	237	257
Liabilities subject to compromise	3,094	2,819

Shareholders’ deficit:
Preferred stock (par value $1.00, 50 million shares authorized, none outstanding)	—	—
Common stock (par value $1.00, 500 million shares authorized, 131 million shares issued, 130 million shares outstanding)	131	131
Stock warrants	127	127
Additional paid-in capital	3,408	3,408
Accumulated deficit	(4,544)	(4,576)
Accumulated other comprehensive (loss) income	(215)	142
Other	(4)	(4)

Total Visteon Corporation shareholders’ deficit	(1,097)	(772)
Noncontrolling interests	327	317

Total shareholders’ deficit	(770)	(455)

Total liabilities and shareholders’ deficit	$4,974	$5,019

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Operating Activities

Net (loss) income	$(177)	$(99)	$71	$(90)

Adjustments to reconcile net (loss) income to net cash provided from (used by) operating activities:
Depreciation and amortization	67	84	140	162
OPEB reinstatement	150	—	150	—
OPEB and pension amortization and curtailment	(75)	(4)	(315)	(12)
Reorganization expenses, net	39	7	69	7
Equity in net income of non-consolidated affiliates, net of dividends remitted	(33)	(13)	(62)	(20)
Asset impairments and loss on divestitures	4	—	25	—
Deconsolidation gain	—	—	—	(95)
Other non-cash items	3	2	14	4
Changes in assets and liabilities:
Accounts receivable	(11)	(54)	(106)	(39)
Inventories	(12)	21	(50)	24
Accounts payable	5	58	54	(64)
Other	173	38	183	(112)

Net cash provided from (used by) operating activities	133	40	173	(235)

Investing Activities

Capital expenditures	(41)	(33)	(66)	(58)
Cash associated with deconsolidation	—	—	—	(11)
Proceeds from divestitures and asset sales	23	2	27	4
Other	(1)	—	(4)	—

Net cash used by investing activities	(19)	(31)	(43)	(65)

Financing Activities

Cash restriction	(46)	68	(48)	(95)
Short-term debt, net	(5)	(4)	(5)	(19)
Proceeds from issuance of debt, net of issuance costs	4	17	8	56
Principal payments on debt	—	(74)	(12)	(119)
Other, including book overdrafts	(17)	(2)	(18)	(58)

Net cash (used by) provided from financing activities	(64)	5	(75)	(235)

Effect of exchange rate changes on cash	(35)	29	(38)	2

Net increase (decrease) in cash and equivalents	15	43	17	(533)

Cash and equivalents at beginning of year	964	604	962	1,180

Cash and equivalents at end of period	$979	$647	$979	$647

VISTEON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Millions)
(Unaudited)
In this press release the Company has provided information regarding certain non-GAAP financial measures including “Adjusted EBITDA “and “free cash flow.” Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the schedules below.
Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities across reporting periods. The Company defines Adjusted EBITDA as net income (loss) attributable to Visteon, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, certain non-recurring employee charges and benefits, reorganization items, and other non-operating gains and losses. Because not all companies use identical calculations this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Net (loss) income	$(201)	$(112)	$32	$(110)

Interest expense, net	126	45	129	96
Provision for income taxes	50	31	75	45
Depreciation and amortization	67	84	140	162
Impairments and net transaction gains and losses	4	—	25	(95)
Restructuring and other related costs, net	6	18	2	(10)
Net OPEB and other employee charges	75	—	(145)	—
Reorganization items	39	7	69	7

Adjusted EBITDA	$166	$73	$327	$95

Adjusted EBITDA is not a recognized term under GAAP and does not purport to be a substitute for net income (loss) as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) the Company’s credit agreements use measures similar to Adjusted EBITDA to measure compliance with certain covenants.
Free Cash Flow: Free cash flow is presented as a supplemental measure of the Company’s liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines free cash flow as cash flow from operating activities less capital expenditures. Because not all companies use identical calculations, this presentation of free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Net cash provided from (used by) operating activities	$133	$40	$173	$(235)

Capital expenditures	(41)	(33)	(66)	(58)

Free cash flow	$92	$7	$107	$(293)

Free cash flow is not a recognized term under GAAP and does not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow has limitations as an analytical tool and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses. In addition, the Company uses free cash flow (i) as a factor in incentive compensation decisions, and (ii) for planning and forecasting future periods.